Exhibit 99.1

ST. BERNARD SOFTWARE ANNOUNCES ITS FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2010

SAN DIEGO, CA, August 10, 2010 -- St. Bernard Software, Inc. (OTC BB:SBSW.OB - News), a leader in Web security appliances, today announced unaudited financial results for its second quarter ended June 30, 2010.

Second Quarter 2010 Financial Highlights:

•	Cash and cash equivalents increased to $2.6 million as of June 30, 2010 from $2.5 million as of December 31, 2009 and $1.1 million as of June 30, 2009

•	Generated positive cash flow of $167,000 for YTD 2010 compared to $1.0 million negative cash flow for the same period in 2009, an increase of 117%

•	Cash flow used by operating activities decreased $533,000 to $82,000, an improvement of 86.7%

•	Q2 2010 operating expenses remained relatively unchanged from Q2 2009

•	Net loss of $581,000 for the six months ended June 30, 2010, compared to a net loss of $685,000 for the same period in 2009

“Our second quarter met operational expectations and we are optimistic about the growth in new customer business that we saw compared to 2009”, said Lou Ryan, CEO of St. Bernard Software.  “Additionally, we were able to prepare operationally for the integration of Red Condor that we announced last week.  The integration along with the additional investment we received will help support our drive for greater growth in our core security markets.”

Financial Results

St. Bernard reported revenues of $4.3 million and $8.7 million for the three and six months ended June 30, 2010, respectively, compared to revenues of $4.8 million and $9.2 million for the same periods in 2009; operating expenses of $3.6 million and $7.1 million for the three and six months ended June 30, 2010, respectively, compared to operating expenses of $3.6 million and $7.6 million for the same periods in 2009; and a net loss for the three and six months ended June 30, 2010 of $432,000 and $581,000, respectively, compared to a net loss of $52,000 and $685,000 for the same periods in 2009.

The Company ended the second quarter of 2010 with cash and cash equivalents of $2.6 million compared to $2.5 million at December 31, 2009 and $1.1 million at June 30, 2009. Cash used by operations decreased $533,000 to $82,000 for the three months ended June 30, 2010 compared to cash used by operations of $615,000 for the same period in 2009.

Sales and marketing expense consists primarily of salaries, related benefits, commissions, consultant fees, advertising, lead generation and other costs associated with our sales and marketing efforts. For the three months ended June 30, 2010 sales and marketing expense increased 6.8%, or approximately $108,000, over the same period in 2009.

Research and development expense consists primarily of salaries, related benefits, third-party consultant fees and other engineering related costs.  Research and development expenses were $927,000 in Q2 2010, which is down from $979,000 in Q2 2009 resulting in a 5.3% decrease quarter over prior year quarter. The decrease was primarily the result of a net decrease in consulting costs.  During 2009, after making the decision to move research and development in-house, the Company modified its consulting agreement with Softworks Group Pty Ltd.  The transition from outside consulting to in-house occurred during the latter half of 2009 and into 2010, resulting in a significant decrease in consulting expenses. Management believes that significant investments in research and development is required to remain competitive, and as such, expects research and development expenses to increase in order to extend the core functionality and features within our products.

General and administrative expenses were $1.0 million and $1.1 million for the three months ended June 30, 2010 and 2009, respectively, a $33,000 or 3.1%, decrease year over prior year. The decrease was primarily a result of the reduction in stock-based compensation expenses, offset by an increase to lease and rents expense. During 2009, we subleased approximately 30,000 square feet of our unused office space to a company. The proceeds from the sublease were used to offset our monthly facilities rent expense. The company’s current corporate facility lease expires at the end of 2010.  On August 2, 2010, the Company entered into a lease agreement with Kilroy Realty, L.P. The lease commences January 1, 2011 with a term of sixty-five (65) months from the commencement date.

Liquidity

The Company has existing credit facilities with Silicon Valley Bank and Partners for Growth, LP (“PFG”), under which there was borrowing availability of $440,000 and $750,000, respectively, as of June 30, 2010.  On July 20, 2010, the PFG note was paid off, and on August 3, 2010 the Company received proceeds of $3.0 million in connection with the issuance of subordinated convertible notes.

Business Outlook

Mr. Ryan added, “In addition to strong current quarter sales and operational execution, we anticipate significant expense savings as we move into 2011 with our announced move to a new headquarters building in Q4, 2010.  The move enables us to significantly improve our space which will create long term operational benefits.  Moreover, the move also represents an annual cost savings of about $1 million which we will be able to reinvest in our growth strategy.”

About St. Bernard

St. Bernard Software develops and markets Internet security appliances and services that empower IT professionals to effectively, efficiently and intelligently manage their enterprise's Internet-based resources. Incorporated in 1986, the Company has evolved to become a well recognized leader in the SWG market and now recognized for delivering one of the leading Web filtering and security appliances, iPrism®. With millions of end users worldwide in approximately 6,000 enterprises, educational institutions, small and medium businesses, and government agencies, St. Bernard strives to deliver simple, high performance solutions that offer excellent value to our customers. Based in San Diego, California, St. Bernard (OTCBB: SBSW) markets its solutions through a network of value added resellers, distributors, system integrators, OEM partners and directly to end users. For more information about St. Bernard Software, visit www.stbernard.com.

©2010 St. Bernard Software, Inc. All rights reserved. The St. Bernard Software logo, LivePrism, iPrism, and iGuard are trademarks of St. Bernard Software, Inc. All other trademarks and registered trademarks are hereby acknowledged.

Forward Looking Statement

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of savings and our ability to reinvest any savings towards our growth strategy; any statements of the plans, strategies, and objectives of management for future operations (including statements about our ability to support our drive for greater growth in our core business); any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief  and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; our ability to integrate our acquisitions in accordance to plan; and the difficulty of keeping expense growth at modest levels while increasing revenues. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-K, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

Contact:
St. Bernard Software

     Lorrie Hunsaker
     St. Bernard Software
     Investor and Public Relations Manager
     (858) 524-2002
     IR@stbernard.com

St. Bernard Software, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2010	December 31, 2009
	(Unaudited)

Assets

Current Assets
Cash and cash equivalents	$2,621,000	$2,454,000
Accounts receivable - net of allowance for doubtful accounts of $12,000 and $13,000 at June 30, 2010 and December 31, 2009, respectively	3,461,000	2,534,000
Inventories - net	471,000	242,000
Prepaid expenses and other current assets	297,000	335,000

Total current assets	6,850,000	5,565,000

Fixed Assets - Net	444,000	564,000

Other Assets	406,000	148,000

Goodwill	7,568,000	7,568,000
Total Assets	$15,268,000	$13,845,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Short-term borrowings	$2,550,000	$2,250,000
Accounts payable	1,170,000	817,000
Accrued compensation	1,012,000	834,000
Accrued expenses and other current liabilities	604,000	597,000
Warranty liability	191,000	192,000
Capitalized lease obligations	-	22,000
Deferred revenue	10,111,000	10,209,000

Total current liabilities	15,638,000	14,921,000

Deferred Revenue	8,889,000	7,708,000
Total liabilities	24,527,000	22,629,000

Stockholders’ Deficit
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized; 13,432,605 and 13,319,991 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	133,000	132,000
Additional paid-in capital	40,879,000	40,774,000
Accumulated deficit	(50,271,000)	(49,690,000)
Total stockholders’ deficit	(9,259,000)	(8,784,000)
Total Liabilities and Stockholders’ Deficit	$15,268,000	$13,845,000

St. Bernard Software, Inc.

	Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenues
Subscription	$3,415,000	$3,692,000	$6,911,000	$7,381,000
Appliance	883,000	1,062,000	1,766,000	1,816,000
License	44,000	-	53,000	6,000
Total Revenues	4,342,000	4,754,000	8,730,000	9,203,000

Cost of Revenues
Subscription	417,000	439,000	810,000	901,000
Appliance	633,000	696,000	1,233,000	1,232,000
License	10,000	-	12,000	2,000
Total Cost of Revenues	1,060,000	1,135,000	2,055,000	2,135,000

Gross Profit	3,282,000	3,619,000	6,675,000	7,068,000

Operating Expenses
Sales and marketing	1,690,000	1,582,000	3,420,000	3,241,000
Research and development	927,000	979,000	1,715,000	2,127,000
General and administrative	1,020,000	1,053,000	2,005,000	2,247,000
Total Operating Expenses	3,637,000	3,614,000	7,140,000	7,615,000

(Loss) Income from Operations	(355,000)	5,000	(465,000)	(547,000)

Other Expense (Income)
Interest expense - net	55,000	79,000	96,000	171,000
Gain on sale of assets	-	-	-	-
Other expense (income)	22,000	(22,000)	20,000	(38,000)
Total Other Expense	77,000	57,000	116,000	133,000
Loss Before Income Taxes	(432,000)	(52,000)	(581,000)	(680,000)

Income tax expense	-	-	-	(5,000)
Net Loss	$(432,000)	$(52,000)	$(581,000)	$(685,000)
Loss Per Common Share - Basic and Diluted	$(0.03)	$(0.00)	$(0.04)	$(0.05)
Weighted Average Shares Outstanding - Basic and Diluted	13,404,105	14,838,940	13,396,623	14,838,322

St. Bernard Software, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended June 30,
	2010	2009

Cash Flows From Operating Activities
Net loss	$(581,000)	$(685,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	171,000	196,000
Allowance for doubtful accounts	(1,000)	(27,000)
Gain on change in fair value of warrant derivative liability	20,000	(16,000)
Stock-based compensation expense	84,000	669,000
Noncash interest expense	30,000	77,000
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(926,000)	491,000
Inventories	(229,000)	(66,000)
Prepaid expenses and other assets	(250,000)	(420,000)
Accounts payable	353,000	(69,000)
Accrued expenses and other current liabilities	(13,000)	(1,058,000)
Accrued compensation	178,000	521,000
Warranty liability	(1,000)	(11,000)
Deferred revenue	1,083,000	(217,000)
Net cash used by operating activities	(82,000)	(615,000)

Cash Flows From Investing Activities
Purchases of fixed assets	(51,000)	(76,000)
Net cash used by investing activities	(51,000)	(76,000)

Cash Flows From Financing Activities
Proceeds from stock option exercises	10,000	-
Proceeds from the sales of stock under the employee stock purchase plan	12,000	9,000
Principal payments on capitalized lease obligations	(22,000)	(81,000)
Net increase (decrease) in short-term borrowings	300,000	(237,000)
Net cash provided (used) by financing activities	300,000	(309,000)
Net Increase (Decrease) in Cash and Cash Equivalents	167,000	(1,000,000)
Cash and Cash Equivalents at Beginning of Period	2,454,000	2,051,000
Cash and Cash Equivalents at End of Period	$2,621,000	$1,051,000